Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, July 12, 2007
COMMERCE BANCSHARES, INC. REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $.79
     Commerce Bancshares, Inc. announced earnings of $.79 per share for the three months ended June 30, 2007, an increase of 1.3% compared to $.78 per share in the second quarter of 2006. Net income for the second quarter amounted to $55.6 million compared with $55.3 million in the same period last year. The return on average assets for the three months ended June 30, 2007 was 1.46%, and the return on average equity was 15.1%.
     For the six months ended June 30, 2007, earnings per share totaled $1.52 and were the same as reported for the first six months of last year. Net income amounted to $107.1 million in 2007 compared with $108.3 million in 2006. For the six months of 2007, the return on average assets was 1.42%, and the return on average equity was 14.8%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Revenue growth improved this quarter as a result of a 6% increase in net interest income over the same period last year. The net interest margin was stable at 3.82%. Also, during the second quarter we experienced double-digit revenue growth in both our bankcard and trust businesses while continuing to experience significant growth in our deposit fee income. Non-interest expense was essentially flat with the prior quarter and remained well controlled. On an annualized basis, average loans outstanding grew this quarter by 13% as demand remained solid for both commercial and consumer loan products.”
     Mr. Kemper continued, “While net loan charge-offs increased slightly this quarter, overall asset quality remained good with net loan charge-offs totaling .36% of average loans compared with ..34% in the previous quarter. Total non-accrual loans increased to $33.2 million this quarter, representing .32% of outstanding loans. Our allowance for loan losses totaled $133.0 million, or 1.30% of outstanding loans, which represents 401% of total non-accrual loans.”
     Total assets at June 30, 2007 were $15.5 billion, total loans were $10.5 billion, and total deposits were $12.1 billion. On July 1, 2007 the Company completed its acquisition of Commerce Bank, Denver, Colorado with loans of $79 million and deposits of $72 million. Also during the quarter, the Company purchased approximately 932 thousand shares of its common stock through its treasury stock buyback plan.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas and Oklahoma. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of second quarter results. To see this information, please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	3/31/07	6/30/07	6/30/06
Non-Accrual Loans	$17,022	$33,159	$14,155
Foreclosed Real Estate	$1,034	$1,084	$1,793
Total Non-Performing Assets	$18,056	$34,243	$15,948
Non-Performing Assets to Loans	.18%	.33%	.18%
Non-Performing Assets to Total Assets	.12%	.22%	.11%
Loans 90 Days & Over Past Due – Still Accruing	$19,566	$21,929	$15,186

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

(Unaudited)	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
	2007	2007	2006	2007	2006

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$131,479	$133,864	$126,479	$265,343	$250,214
Taxable equivalent net interest income	133,694	136,139	128,009	269,833	253,097
Non-interest income	84,284	94,059	88,179	178,343	175,224
Investment securities gains (losses), net	3,895	(493)	3,284	3,402	5,687
Provision for loan losses	8,161	9,054	5,672	17,215	10,104
Non-interest expense	136,419	136,349	129,550	272,768	259,511
Net income	51,496	55,574	55,333	107,070	108,277
Cash dividends	17,359	17,319	16,311	34,678	32,690
Net total loan charge-offs	8,161	9,052	5,694	17,213	10,105
Net business charge-offs (recov)	704	(11)	259	693	(822)
Net credit card charge-offs	5,813	5,948	4,387	11,761	8,135
Net personal banking charge-offs (1)	1,965	1,823	446	3,788	2,095
Net real estate charge-offs (recov)	(501)	988	80	487	(175)
Net overdraft charge-offs	180	304	522	484	872
Per share:
Net income — basic	$0.74	$0.80	$0.79	$1.54	$1.54
Net income — diluted	$0.73	$0.79	$0.78	$1.52	$1.52
Cash dividends	$0.250	$0.250	$0.233	$0.500	$0.467
Diluted wtd. average shares o/s	70,494	70,067	70,833	70,279	71,077

RATIOS
Average loans to deposits (2)	87.77%	87.73%	84.27%	87.75%	83.80%
Return on total average assets	1.38%	1.46%	1.61%	1.42%	1.59%
Return on total average stockholders’ equity	14.41%	15.12%	16.59%	14.77%	16.37%
Non-interest income to revenue (3)	39.06%	41.27%	41.08%	40.20%	41.19%
Efficiency ratio (4)	62.79%	59.43%	60.35%	61.07%	61.00%

AT PERIOD END
Book value per share based on total stockholders’ equity	$20.86	$21.12	$19.12
Market value per share	$48.31	$45.30	$47.67
Allowance for loan losses as a percentage of loans	1.33%	1.30%	1.41%
Tier I leverage ratio	8.94%	8.94%	9.47%
Common shares outstanding	69,331,829	69,013,266	69,630,136
Shareholders of record	4,679	4,685	4,430
Number of bank/ATM locations	359	361	347
Number of bank charters	3	3	3
Full-time equivalent employees	5,030	5,051	4,868

		June 30	June 30
OTHER YTD INFORMATION		2007	2006

High market value per share		$50.77	$50.67
Low market value per share		$44.66	$46.80

(1)	Includes net charge-offs on consumer and home equity loans

(2)	Includes loans held for sale

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Six Months Ended
(In thousands, except per share data)	March 31	June 30	June 30	June 30	June 30
	2007	2007	2006	2007	2006

INTEREST INCOME
Interest and fees on loans	$176,543	$183,736	$155,672	$360,279	$300,285
Interest and fees on loans held for sale	6,080	6,185	5,516	12,265	10,777
Interest on investment securities	38,419	36,370	36,261	74,789	73,391
Interest on federal funds sold and securities purchased under agreements to resell	7,225	6,517	1,801	13,742	3,424

Total interest income	228,267	232,808	199,250	461,075	387,877

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	27,637	29,812	23,002	57,449	42,609
Time open and C.D.’s of less than $100,000	26,565	27,671	19,448	54,236	36,179
Time open and C.D.’s of $100,000 and over	16,913	19,566	13,906	36,479	27,093
Interest on other borrowings	25,673	21,895	16,415	47,568	31,782

Total interest expense	96,788	98,944	72,771	195,732	137,663

Net interest income	131,479	133,864	126,479	265,343	250,214
Provision for loan losses	8,161	9,054	5,672	17,215	10,104

Net interest income after provision for loan losses	123,318	124,810	120,807	248,128	240,110

NON-INTEREST INCOME
Deposit account charges and other fees	26,511	30,081	28,910	56,592	56,407
Bank card transaction fees	23,083	25,855	23,558	48,938	45,266
Trust fees	18,653	19,972	17,992	38,625	35,811
Trading account profits and commissions	1,861	1,440	2,010	3,301	4,575
Consumer brokerage services	3,043	3,332	2,771	6,375	5,160
Loan fees and sales	1,285	2,712	2,745	3,997	6,488
Other	9,848	10,667	10,193	20,515	21,517

Total non-interest income	84,284	94,059	88,179	178,343	175,224

INVESTMENT SECURITIES GAINS, NET	3,895	(493)	3,284	3,402	5,687

NON-INTEREST EXPENSE
Salaries and employee benefits	76,900	76,123	71,239	153,023	142,964
Net occupancy	11,790	10,843	10,230	22,633	21,207
Equipment	6,433	5,681	6,071	12,114	12,020
Supplies and communication	8,506	8,586	7,872	17,092	16,265
Data processing and software	11,231	12,149	12,631	23,380	25,024
Marketing	4,318	4,859	4,657	9,177	8,975
Other	17,241	18,108	16,850	35,349	33,056

Total non-interest expense	136,419	136,349	129,550	272,768	259,511

Income before income taxes	75,078	82,027	82,720	157,105	161,510
Less income taxes	23,582	26,453	27,387	50,035	53,233

NET INCOME	$51,496	$55,574	$55,333	$107,070	$108,277

Net income per share — basic	$0.74	$0.80	$0.79	$1.54	$1.54

Net income per share — diluted	$0.73	$0.79	$0.78	$1.52	$1.52

Cash dividends per common share	$0.250	$0.250	$0.233	$0.500	$0.467

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2007	2007	2006

ASSETS
Loans	$9,903,568	$10,225,921	$9,112,834
Allowance for loan losses	(131,730)	(132,960)	(128,446)

Net loans	9,771,838	10,092,961	8,984,388

Loans held for sale	363,052	258,563	267,059
Investment securities:
Available for sale	3,243,687	3,129,310	3,337,477
Trading	11,753	19,600	17,001
Non-marketable	78,605	92,213	81,401

Total investment securities	3,334,045	3,241,123	3,435,879

Federal funds sold and securities purchased under agreements to resell	466,810	566,145	237,072
Cash and due from banks	519,138	497,909	662,790
Land, buildings and equipment — net	389,714	397,108	367,954
Goodwill	99,158	110,705	48,522
Other intangible assets — net	16,207	18,052	42
Other assets	234,835	336,805	269,691

Total assets	$15,194,797	$15,519,371	$14,273,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,354,160	$1,271,730	$1,326,787
Savings, interest checking and money market	6,804,397	6,910,086	6,439,068
Time open and C.D.’s of less than $100,000	2,326,353	2,363,580	2,028,700
Time open and C.D.’s of $100,000 and over	1,447,633	1,516,326	1,247,790

Total deposits	11,932,543	12,061,722	11,042,345
Federal funds purchased and securities sold under agreements to repurchase	1,633,884	1,494,604	1,586,511
Other borrowings	39,235	346,137	144,919
Other liabilities	143,120	159,221	168,227

Total liabilities	13,748,782	14,061,684	12,942,002

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	352,330	352,330	347,049
Capital surplus	421,983	422,189	385,358
Retained earnings	717,759	756,014	768,608
Treasury stock	(52,134)	(65,904)	(152,189)
Accumulated other comprehensive income (loss)	6,077	(6,942)	(17,431)

Total stockholders’ equity	1,446,015	1,457,687	1,331,395

Total liabilities and stockholders’ equity	$15,194,797	$15,519,371	$14,273,397

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands)	March 31	June 30	June 30	June 30	June 30
	2007	2007	2006	2007	2006

Loans:
Business	$2,988,157	$3,134,650	$2,694,246	$3,061,808	$2,618,783
Real estate — construction	646,396	657,956	508,127	652,208	474,992
Real estate — business	2,147,329	2,224,877	1,997,502	2,186,317	1,984,422
Real estate — personal	1,488,908	1,514,445	1,365,652	1,501,747	1,359,199
Consumer	1,463,383	1,518,855	1,333,105	1,491,272	1,310,865
Home equity	435,291	438,471	446,094	436,890	446,638
Credit card	632,945	646,699	584,508	639,860	581,042
Overdrafts	12,300	11,311	11,836	11,803	15,952

Total loans	9,814,709	10,147,264	8,941,070	9,981,905	8,791,893

Loans held for sale	350,974	354,878	293,332	352,937	329,332
Investment securities (excluding unrealized gains and losses):
Available for sale	3,329,159	3,156,708	3,405,527	3,242,457	3,468,215
Trading	18,555	24,430	21,144	21,509	20,084
Non-marketable	77,513	90,018	86,658	83,800	85,340

Total investment securities	3,425,227	3,271,156	3,513,329	3,347,766	3,573,639

Federal funds sold and securities purchased under agreements to resell	556,370	503,526	142,651	529,802	142,203

Total interest earning assets	14,147,280	14,276,824	12,890,382	14,212,410	12,837,067

Total assets	15,173,833	15,315,984	13,800,313	15,245,301	13,753,543

Deposits:
Non-interest bearing deposits	619,858	650,119	663,820	635,072	630,839
Interest bearing deposits:
Savings	397,406	406,313	396,959	401,884	390,450
Interest checking	165,285	193,278	193,506	179,359	179,596
Money market	6,716,338	6,812,831	6,472,684	6,764,851	6,483,762
Time open & C.D.’s of less than $100,000	2,308,183	2,347,311	1,973,722	2,327,855	1,927,755
Time open & C.D.’s of $100,000 and over	1,375,250	1,561,463	1,257,161	1,468,871	1,271,576

Total interest bearing deposits	10,962,462	11,321,196	10,294,032	11,142,820	10,253,139

Total deposits	11,582,320	11,971,315	10,957,852	11,777,892	10,883,978

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,969,041	1,471,784	1,213,925	1,719,039	1,220,338
Other borrowings	50,432	275,618	205,472	163,647	232,874

Total borrowings	2,019,473	1,747,402	1,419,397	1,882,686	1,453,212

Total interest bearing liabilities	12,981,935	13,068,598	11,713,429	13,025,506	11,706,351
Total stockholders’ equity	1,449,546	1,473,999	1,337,423	1,461,840	1,333,898

Net yield on interest earning assets (tax-equivalent basis)	3.83%	3.82%	3.98%	3.83%	3.98%

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2007
For the quarter ended June 30, 2007, net income amounted to $55.6 million, an increase of $4.1 million over the previous quarter and an increase of $241 thousand over the same quarter last year. For the current quarter, the return on average assets was 1.5%, the return on average equity was 15.1%, and the efficiency ratio was 59.4%.
Balance Sheet Review
During the 2nd quarter of 2007, average loans, including held for sale loans, increased $336.5 million, or 3.3%, compared to the previous quarter, and represented annualized growth of 13.2%. Also, average loans, including held for sale, increased $1.3 billion, or 13.7%, during the 2nd quarter of 2007 compared to the 2nd quarter of 2006. With the acquisition of South Tulsa Financial Corp., which occurred on April 1, 2007, the Company added loans with a combined quarterly average balance of $122.5 million, comprised mainly of business, business real estate and construction loans. Overall during the quarter, the increase in average loans compared with the previous quarter reflected growth in both the commercial and consumer loan portfolios, and consisted mainly of growth in business ($146.5 million), construction ($11.6 million), business real estate ($77.5 million), and consumer ($55.5 million). When compared with the same quarter last year and excluding the effects of completed bank acquisitions, core loan growth was 8.4%.
Available for sale investment securities (excluding fair value adjustments) decreased on average by $172.5 million, or 5.2%, this quarter compared with the previous quarter. During the current quarter, sales, maturities and principal paydowns of securities totaled $313.4 million, while the Company reinvested $226.1 million of these proceeds in federal agency, mortgage-backed and other asset-backed securities. During the quarter, the Company sold $22.6 million of mortgage-backed home equity securities for a loss of $393 thousand.
Total average deposits increased by $389.0 million, or 3.4%, during the 2nd quarter of 2007 compared to the previous quarter, and included $106.3 million of deposits acquired in the South Tulsa transaction mentioned above. Compared to the 2nd quarter of 2006, average deposits grew by $1.0 billion, or 9.2%, which included $411.9 million in deposits related to two bank acquisitions completed in the 3rd quarter of last year, in addition to the deposits acquired from South Tulsa. Exclusive of these acquisitions, deposits grew by 4.5%, or $495.3 million. Compared to the previous quarter, the growth in average deposits resulted from an increase in money market accounts ($96.5 million) and certificates of deposit ($225.3 million). The average loans to deposits ratio in the current quarter was 87.7%, compared to 87.8% in the previous quarter.
Average borrowings decreased $272.1 million in the current quarter compared to the prior quarter, mainly due to a $497.5 million decrease in federal funds purchased, partly offset by an increase of $224.8 million in borrowings from the Federal Home Loan Bank as the Company attempted to further diversify its borrowing sources.
Net Interest Income
Net interest income in the 2nd quarter of 2007 amounted to $133.9 million, an increase of $2.4 million, or 1.8%, compared with the previous quarter and an increase of $7.4 million, or 5.8%, compared to the 2nd quarter of last year. During the 2nd quarter of 2007, the net yield on earning assets (tax-equivalent) was 3.82%, compared with 3.83% in the previous quarter and 3.98% in the same period last year.
The increase of $2.4 million in net interest income in the 2nd quarter of 2007 over the previous quarter was primarily the result of more days in the quarter, an increase in average loan balances and a reduction in overnight borrowings, which have higher rates. Interest income on loans grew by $7.3 million this quarter mainly due to higher average balances on business, business real estate and consumer loans, coupled with relatively stable rates. The decline in interest income on investment securities of $2.0 million resulted mainly from lower average balances of mortgage and asset-backed investment securities and lower rates earned. Interest expense on deposits grew $5.9 million in the 2nd quarter of 2007 compared with the previous quarter, of which $2.3 million resulted from both higher balances and rates paid on premium money market accounts. Also higher balances on certificates of deposit added to the growth in interest expense. Interest expense on other borrowings decreased by $3.8 million due to lower average balances of federal funds purchased, partly offset by new advances obtained from the Federal Home Loan Bank mentioned above.
During the current quarter, the overall tax equivalent yield on interest earning assets remained flat with the previous quarter, while the overall cost of interest bearing liabilities increased just 2 basis points to 3.04%.
Non-Interest Income
For the 2nd quarter of 2007, total non-interest income amounted to $94.1 million, an increase of 6.7% compared to $88.2 million in the same period last year, and an increase of 11.6% compared to $84.3 million recorded in the previous quarter. The increase in non-interest income over the 2nd quarter of last year resulted mainly from double digit growth in bank card, trust and corporate cash management fee income. The increase in bank card fees for the quarter was primarily due to higher fees earned on debit and corporate card transactions, which grew by 14.8% and 30.7%, respectively. Merchant fees, included in bank card revenues, decreased 8.9%, and continued to reflect slightly lower pricing margins and the loss of a large merchant customer last year. Credit card fees were up slightly. Trust fees for the quarter increased 11.0%

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2007
over the same quarter last year due to growth in personal and corporate trust fees. The 4.1% increase in deposit account income this quarter was the result of a 19.3% increase in corporate cash management fees, while overdraft fees remained relatively flat. Brokerage fees continued to grow this quarter and were up 20.2% over last year.
During the current quarter, gains on sales of student loans totaled $1.6 million compared with $1.8 million in the same period last year. Approximately $114.0 million of student loans were sold this quarter. Other non-interest income in the 2nd quarter of 2006 included a $1.3 million gain on the sale of a parking garage, which did not re-occur in the current quarter. The ratio of non-interest income to total revenue was 41.3% in the 2nd quarter of 2007.
Investment Securities Gains and Losses
Net securities losses amounted to $493 thousand in the 2nd quarter of 2007, compared to net gains of $3.3 million in the same quarter last year and gains of $3.9 million in the previous quarter. The net loss in the current quarter included a loss of $393 thousand from the sale of certain mortgage-backed home equity investment securities, and a loss of $620 thousand due to fair value adjustments on various private equity investments.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $136.3 million, an increase of $6.8 million, or 5.2%, compared with amounts recorded in the same period last year, and was slightly lower than amounts recorded in the prior quarter. Excluding the effects of the bank acquisitions mentioned above, non-interest expense in the current quarter grew by 2.9% over the same period last year. Compared to the 2nd quarter of last year, salaries and benefits expense increased $4.9 million, or 6.9%, mainly as a result of merit increases and the effects of the bank acquisitions, which increased salaries and benefits by approximately $2.0 million. Full-time equivalent employees totaled 5,051 and 4,868 at June 30, 2007 and 2006, respectively.
Compared with the 2nd quarter last year, occupancy and supplies and communication costs increased a combined $1.3 million, or 7.3%, while amortization of intangible assets (included in other expense) grew by $885 thousand. Much of these increases were due to the recent bank acquisitions previously mentioned. Equipment and data processing costs, however, declined by a total of $872 thousand, reflecting lower depreciation, maintenance and software costs.
Income Taxes
The effective tax rate for the Company was 32.2% for the current quarter, compared with 31.4% in the previous quarter and 33.1% in the 2nd quarter of 2006.
Credit Quality
Net loan charge-offs for the 2nd quarter of 2007 amounted to $9.1 million, compared with $8.2 million in the prior quarter and $5.7 million in the 2nd quarter of last year. The increase in net charge-offs in the 2nd quarter of 2007 compared to the same quarter of last year was the result of higher credit card and personal loan charge-offs, coupled with charge-offs of several real estate construction-related loans this quarter. The lower levels of personal and credit card net loan charge-offs in the 2nd quarter of 2006 were related to the changes to bankruptcy laws occurring late in 2005, resulting in lower loan charge-offs in the first half of 2006. Year-to-date, the ratio of net loan charge-offs to total average loans was .35% compared to .23% last year.
For the 2nd quarter of 2007, annualized net charge-offs on average credit card loans were 3.69%, compared with 3.72% in the previous quarter and 3.01% in the same period last year. Additionally, personal banking loan net charge-offs for the quarter amounted to .37% of average personal loans, compared to .42% in the previous quarter and .10% in the same period last year. The provision for loan losses for the quarter totaled $9.1 million, and was $893 thousand higher than the previous quarter and $3.4 million higher than the 2nd quarter of 2006. The allowance for loan losses at June 30, 2007 amounted to $133.0 million, or 1.30% of total loans, excluding held for sale loans.
Total non-performing assets amounted to $34.2 million, an increase of $16.2 million over the previous quarter and .33% of loans outstanding. This increase was mainly the result of placing one residential construction loan of $13.2 million on non-accrual status. The loan is secured by both undeveloped land and residential lots in the St. Louis metropolitan area, and management believes the collateral values are adequate to support the Company’s carrying value. Non-performing assets are comprised of non-accrual loans ($33.2 million) and foreclosed real estate ($1.1 million). Loans past due more than 90 days and still accruing interest totaled $21.9 million at June 30, 2007.
Other
The Company maintains a treasury stock buyback program. During the current quarter, the Company purchased 932 thousand shares of treasury stock at an average cost of $47.48 per share. On July 2, 2007 the Company announced that it had completed its purchase of Commerce Bank, Denver, Colorado which has one location and loans and deposits of $78.9 million and $72.2 million, respectively.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.